Exhibit 99.1

Envoy Medical Reports Second Quarter 2026 Results and Achieves Key Regulatory and Clinical Milestones

Submitted First Module of Modular PMA Application to FDA

Subsequent to Quarter End, the Company Reported Positive 12-Month Stage 1 Data Showing Continued Improvement in Speech Perception

White Bear Lake, Minnesota--(Newsfile Corp. – August 10, 2026) - Envoy Medical® Inc. (NASDAQ: COCH) (“Envoy Medical” or the “Company”), a hearing health company pioneering fully implanted hearing solutions, today reported financial results for the second quarter ended June 30, 2026, and provided a business update, highlighting continued execution on its corporate initiatives.

“The second quarter moved us measurably closer to bringing our fully implanted cochlear implant to market,” said Brent Lucas, Chief Executive Officer of Envoy Medical. “We submitted the first of four modules of our modular PMA application and our pivotal clinical trial continued to advance. We expect to submit the remaining modules on a rolling basis, with the fourth and final module targeted during the second quarter of 2027. Since quarter end, we reported 12-month data on the first 10 participants in Stage 1 and the full trial surpassed the three-month follow-up mark. We remain focused on the successful and timely execution of our clinical trial but continue to lay the operational groundwork for an exciting future with tremendous value creation potential. Should we receive approval to market our device, we believe that the demand will be substantial and we want to be prepared to support that demand quickly and with tremendous success.”

Corporate and Financial Highlights for Q2 2026:

●	First Module of Modular PMA Application Submitted to the FDA. The Company submitted the first module of its Modular Premarket Approval (“PMA”) application to the U.S. Food and Drug Administration (“FDA”) for its Breakthrough Device-designated investigational Acclaim® cochlear implant. Unlike a traditional PMA, the modular pathway allows the Company to submit completed sections for review as they become available, enabling earlier FDA engagement, iterative feedback, and a defined cadence of milestones. The Company expects to submit a total of four modules, with the final module containing final clinical trial data targeted for submission in the second quarter of 2027.

●	Expanded Intellectual Property Portfolio. The Australian and European patent offices granted the Company four patents relating to important innovations in implantable system design, signal analysis, and battery recharge safety, further strengthening the Company’s intellectual property position in the implantable medical device and cochlear implant industries.

●	At-the-Market (ATM) Equity Facility Terminated. The Company terminated its ATM equity offering program, under which it was previously authorized to offer and sell up to $15 million of its common stock.

Highlights Subsequent to Q2 2026:

●	Positive 12-Month Data Showed Continued Improvement in Speech Perception. The Company reported positive 12-month data from the first 10 participants in Stage 1 of its pivotal clinical trial of the investigational fully implanted Acclaim® cochlear implant. These participants achieved a mean Consonant-Nucleus-Consonant (“CNC”) word recognition score of 53.2% at their 12-month visits, compared to a pre-implantation baseline of 15.2%, a 38.0 percentage point improvement and continued gains from the 24.0 percentage point improvement reported at six months. The trial’s primary efficacy endpoint will be evaluated based on 12-month data.

●	Three-Month Follow-Up Window Completed for Full Cohort. The Company announced that its pivotal clinical trial evaluating the investigational fully implanted Acclaim® cochlear implant passed the three-month follow-up window, marking another key clinical milestone as the Company advances the study toward its primary efficacy endpoint, which will be evaluated on 12-month data.

Financial Results for the Quarter Ended June 30, 2026 (dollars in thousands):

Net revenue was $51 for the three months ended June 30, 2026.

Cost of goods sold for the three months ended June 30, 2026, was $278, compared to $234 for the three months ended June 30, 2025.

R&D expenses for the three months ended June 30, 2026, were $3,132 compared to $2,485 for the three months ended June 30, 2025. This increase of $647 mainly reflects additional clinical trial follow-up activity as a result of the clinical trial being fully enrolled, fees related to the submission of the first module of the Company’s PMA application, and personnel costs related to the clinical trial.

Sales and marketing expenses for the three months ended June 30, 2026, were $181 compared to $361 for the three months ended June 30, 2025. The decrease of $180 is primarily due to the reallocation of resources to research and development activities in support of the clinical trial.

General and administrative expenses were $2,029 for the three months ended June 30, 2026, compared to $2,068 for the three months ended June 30, 2025. The decrease of $39 was primarily due to a severance accrual in the prior-year period, partially offset by higher consulting and professional service fees.

Net loss attributable to common stockholders was $7,272, or $0.07 per basic and diluted share for the three months ended June 30, 2026, compared to net loss attributable to common stockholders of $6,942, or $0.32 per basic and diluted share for the three months ended June 30, 2025.

As of June 30, 2026, cash was approximately $19,679.

For more information about Envoy Medical’s innovation pipeline and intellectual property portfolio, visit EnvoyMedical.com.

To be added to the Envoy Medical email distribution list, please email Envoy@kcsa.com with COCH in the subject line.

About Envoy Medical, Inc.

Envoy Medical (NASDAQ: COCH) is a hearing health company focused on providing innovative technologies across the hearing loss spectrum. Envoy Medical has pioneered one-of-a-kind, fully implanted devices for hearing loss, including its fully implanted Esteem® active middle ear implant, commercially available in the U.S. since 2010, and the fully implanted Acclaim® cochlear implant, an investigational device. Envoy Medical is dedicated to pushing hearing technology beyond the status quo to improve access, usability, compliance, and ultimately quality of life.

About the Fully Implanted Acclaim® Cochlear Implant

We believe the fully implanted Acclaim Cochlear Implant (“Acclaim CI”) is a first-of-its-kind hearing device. Envoy Medical’s fully implanted technology includes a sensor designed to leverage the natural anatomy of the ear instead of a microphone to capture sound. The Acclaim CI is designed to address severe to profound sensorineural hearing loss that is not adequately addressed by hearing aids. The Acclaim CI is expected to be indicated for adults who have been deemed adequate candidates by a qualified physician.

The Acclaim Cochlear Implant received the Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) in 2019.

CAUTION The fully implanted Acclaim Cochlear Implant is an investigational device. Limited by Federal (or United States) law to investigational use.

About the Esteem® Fully Implanted Active Middle Ear Implant (FI-AMEI)

The Esteem fully implanted active middle ear implant (FI-AMEI) is the only FDA-approved, fully implanted* hearing device for adults diagnosed with moderate to severe sensorineural hearing loss allowing for 24/7 hearing capability using the ear’s natural anatomy. The Esteem FI-AMEI hearing implant is invisible and requires no externally worn components and nothing is placed in the ear canal for it to function. Unlike hearing aids, you never put it on or take it off. You can’t lose it. You don’t clean it. The Esteem FI-AMEI hearing implant offers true 24/7 hearing.

*	Once activated, the external Esteem FI-AMEI Personal Programmer is not required for daily use.

Important safety information for the Esteem FI-AMEI can be found at: https://www.envoymedical.com/safety-information.

Additional Information and Where to Find It

Copies of the documents filed by Envoy Medical with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Such statements may include, but are not limited to, statements regarding the expectations of Envoy Medical concerning the outlook for its business, productivity, plans and goals for future operational improvements and capital investments; the ability to obtain additional patents and develop future products or product improvements; the Acclaim CI being the first to market fully implanted cochlear implant; the timing, content, and results of the Company’s modular PMA submissions to the FDA, including the number and timing of modules and the timing of any approval decision; the timing and results of approvals, site documents, logistics, activations, enrollments, follow-up visits, data, and clinical trials of the Acclaim CI, including data from Stage 2 (which may differ from Stage 1); the results of the safety and efficacy data from Stage 2 participants and the effect on its pooling with Stage 1 data; performance of the Acclaim CI during clinical trials, including improvement of patient outcomes over time after implant; and the participation or any changes in participation of any subjects, institutions, or healthcare professionals in such trials; the safety, performance, and market acceptance of the Acclaim CI; changes in reimbursement for the Esteem FI-AMEI device or other changes in reimbursement policies or coverage decisions, changes in the hearing health market, and further development of the Esteem FI-AMEI device; the sufficiency of the Company’s capital resources; the size of Envoy Medical’s addressable market, operational performance, future market conditions or economic performance and developments in the capital and credit markets and any information concerning possible or assumed future operations of Envoy Medical. The forward-looking statements contained in this press release reflect Envoy Medical’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause its actual results to differ significantly from those expressed in any forward-looking statement. Envoy Medical does not guarantee that the events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, changes in the market price of shares of Envoy Medical’s Class A Common Stock; changes in or removal of Envoy Medical’s shares inclusion in any index; Envoy Medical’s success in retaining or recruiting, or changes required in, its officers, key employees or directors; unpredictability in the medical device industry, the regulatory process to approve medical devices, and the clinical development process of Envoy Medical products; competition in the medical device industry, and the failure to introduce new products and services in a timely manner or at competitive prices to compete successfully against competitors; disruptions in relationships with Envoy Medical’s suppliers, or disruptions in Envoy Medical’s own production capabilities for some of the key components and materials of its products; changes in the need for capital and the availability of financing and capital to fund these needs; changes in interest rates or rates of inflation; legal, regulatory and other proceedings could be costly and time-consuming to defend; changes in applicable laws or regulations, or the application thereof on Envoy Medical; a loss of any of Envoy Medical’s key intellectual property rights or failure to adequately protect intellectual property rights; the effects of catastrophic events, including war, terrorism and other international conflicts; and other risks and uncertainties set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Annual Report on Form 10-K filed by Envoy Medical on March 23, 2026, and in other reports Envoy Medical files with the SEC. If any of these risks materialize or Envoy Medical’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. While forward-looking statements reflect Envoy Medical’s good faith beliefs, they are not guarantees of future performance. Envoy Medical disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Envoy Medical.

Investor Contact:

Phil Carlson

KCSA Strategic Communications

O: 212.896.1233

E: envoy@kcsa.com

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
	(unaudited)
Current assets:
Cash	$19,679	$3,739
Accounts receivable, net	49	34
Other receivable	17	19
Inventories	1,579	1,546
Prepaid expenses and other current assets	593	941
Total current assets	21,917	6,279
Property and equipment, net	921	1,035
Operating lease right-of-use asset (related party)	818	886
Prepaid expenses and other assets	293	358
Total assets	$23,949	$8,558

Liabilities, mezzanine equity, and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,035	$2,920
Accrued expenses	10,032	7,639
Forward purchase agreement warrant liability	14	24
Product warranty liability, current portion	255	287
Operating lease liability, current portion (related party)	132	174
Other current liabilities	166	518
Total current liabilities	12,634	11,562
Product warranty liability, net of current portion	1,543	1,605
Operating lease liability, net of current portion (related party)	678	745
Private warrant liability	4,668	5,835
Publicly traded warrant liability	705	551
Other liability	27	27
Total liabilities	20,255	20,325

Commitments and contingencies (see Note 14)

Mezzanine equity
Warrants issued to placement agent as part of the 2025 Offerings (see Note 9)	391	391

Stockholders’ equity (deficit)
Series A Preferred Stock, $0.0001 par value; 100,000,000 shares authorized and 10,000,000 shares designated as of June 30, 2026 and December 31, 2025; 4,126,667 shares issued and outstanding as of June 30, 2026 and December 31, 2025	-	-
Class A Common Stock, $0.0001 par value; 400,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 77,194,595 shares issued and outstanding as of June 30, 2026 and 28,934,960 shares issued and outstanding as of December 31, 2025	8	3
Additional paid-in capital	329,786	301,355
Accumulated deficit	(326,369)	(313,396)
Accumulated other comprehensive loss	(122)	(120)
Total stockholders’ equity (deficit)	3,303	(12,158)
Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$23,949	$8,558

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net revenues	$51	$78	$90	$124
Costs and operating expenses:
Cost of goods sold	278	234	591	460
Research and development	3,132	2,485	6,774	5,233
Sales and marketing	181	361	345	719
General and administrative	2,029	2,068	3,908	3,889
Total costs and operating expenses	5,620	5,148	11,618	10,301
Operating loss	(5,569)	(5,070)	(11,528)	(10,177)
Other income (expense):
Change in fair value of forward purchase agreement warrant liability	23	37	10	458
Loss on offering and change in fair value of private warrant liability	(838)	-	1,167	-
Change in fair value of publicly traded warrant liability	236	(32)	(154)	162
Interest expense (related party)	-	(624)	-	(1,119)
Other income (expense), net	166	(1)	172	(12)
Total other income (expense), net	(413)	(620)	1,195	(511)
Net loss	(5,982)	(5,690)	(10,333)	(10,688)

Cumulative preferred dividends	(1,290)	(1,252)	(2,640)	(2,490)

Net loss attributable to common stockholders, basic and diluted	$(7,272)	$(6,942)	$(12,973)	$(13,178)
Net loss per share attributable to common stockholders, basic and diluted	$(0.07)	$(0.32)	$(0.15)	$(0.62)
Weighted-average Class A Common Stock and pre-funded warrants outstanding, basic and diluted	104,039,109	21,383,852	86,584,007	21,355,388
Other comprehensive (loss) income:
Foreign currency translation adjustment	(1)	(2)	(2)	4
Other comprehensive (loss) income	(1)	(2)	(2)	4
Comprehensive loss	$(5,983)	$(5,692)	$(10,335)	$(10,684)

ENVOY MEDICAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Dollars in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(10,333)	$(10,688)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	147	146
Interest expense and amortization of debt discount on Term Loans (related party)	-	1,118
Stock-based compensation for services	76	-
Amortization of prepaid insurance	463	493
Stock-based compensation	453	306
Loss on offering and change in fair value of private warrant liability	(1,167)	-
Change in fair value of publicly traded warrant liability	154	(162)
Change in fair value of forward purchase agreement warrant liability	(10)	(458)
Net change in operating lease (related party)	111	51
Change in inventory reserve	26	10
Changes in operating assets and liabilities:
Accounts receivable, net	(15)	(5)
Other receivable	2	760
Inventories	(59)	111
Prepaid expenses and other assets	40	(42)
Accounts payable	(912)	(33)
Operating lease liability (related party)	(152)	(44)
Accrued expenses	(247)	312
Product warranty liability	(94)	(60)
Net cash used in operating activities	(11,517)	(8,185)

Cash flows from investing activities
Purchases of property and equipment	(6)	(7)
Net cash used in investing activities	(6)	(7)

Cash flows from financing activities
Payments on insurance financing loans	(421)	(469)
Proceeds from the issuance of Term Loans (related party)	-	10,000
Dividends paid to stockholders of Series A Preferred Stock	-	(1,820)
Proceeds from the issuance of Class A Common Stock from ATM offering	-	204
Proceeds from issuance of Class A Common Stock under employee stock purchase plan	104	77
Proceeds from the issuance of Class A Common Stock, Issued Pre-Funded Warrants, and Series A Warrants	29,997	-
Offering costs from the issuance of Class A Common Stock, Issued Pre-Funded Warrants, and Series A Warrants	(2,215)	-
Net cash provided by financing activities	27,465	7,992

Effect of exchange rate changes on cash	(2)	4
Net increase (decrease) in cash	15,940	(196)
Cash, beginning of period	3,739	5,483
Cash, end of period	$19,679	$5,287

Supplemental disclosures of cash flow information:
Cash paid for interest	$17	$20
Non-cash investing and financing activities:
Accrued and unpaid dividends on Series A Preferred Stock	$2,640	$670
Financing of prepaid insurance	$69	$75
Issuance of Term Loan Warrants (related party)	$-	$1,570
Accrued interest capitalized into term loans payable (related party)	$-	$600
Property and equipment purchased on account	$27	$-
Issuance of Placement Agent Warrants	$678	$-